Exhibit 10.1

EXECUTIVE SERVICE AGREEMENT

PARTIES

LIQTECH HOLDING A/S

25121031

Bensh0j lndustrivej 24

9500 Hobro

(the "Company")

AND

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SIMON SEIDELIN STADIL

Weidstrasse 40

6300 Zug

Schwitzerland (the "CFO")

have today made the following Executive Service Agreement (the "Agreement")

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1.	POSITION

1.1.	The CFO will service as Chief Financial Officer of LiqTech International Inc. and LiqTech Holding A/S with effect from December 1st. 2021.

1.2.

As LiqTech International Inc. is listed on the Nasdaq stock exchange, the Audit Committee will prepare instructions for the Executive Management describing the CFO's duties and governing the distribution of work between the Board of Directors and the Executive Management.

2.	DUTIES AND RESPONSIBILITIES

2.1.	The CFO's duties and responsibilities comprise:

o

The CFO is subject to statutory rules and liability responsible to the Group CEO to perform the duties as CFO of LiqTech International Inc. The CFO is responsible for Company's complete financial controls and duties as assigned by the Group CEO of LiqTech International Inc.

o	The CFO shall appoint and dismiss the Company's financial staff and provides the financial staff with working areas and provide them with working authority.

o	The CFO shall be reported as CFO to the Danish Commerce and Companies Agency.

2.2.	The CFO must expect travel activity.

3.	OTHER OFFICES HELD DURING THE EMPLOYMENT

3.1.

The CFO may not without having obtained the written consent of the Group CEO in each individual case be an active or passive participant in any kind of position, employment or office - whether paid or unpaid.

3.2.

The CFO may not without having obtained the consent of the Group CEO be a shareholder, stakeholder or in any other way participate financially in any other undertaking. The CFO is, however, entitled to make investments in assets which are usually subject to such investment of funds.

3.3.	The CFO must, in compliance with any instructions given by Group CEO, join the Board of Directors of the Company's subsidiaries/consolidated companies.

The CFO will not be entitled to any separate fee for such Board positions.

4.	PLACE OF WORK

4.1.	The place of work is lndustriparken 22C, 2750 Ballerup.

4.2.	The CFO must expect that some of the duties entailed in his position are to be performed at the Company's other domiciles in Denmark and other countries.

5.	SALARY AND PENSION

5.1.

The CFO's annual salary is DKK 1,700,000 payable monthly in instalments of 1/12 on the last banking day of the month. Each year in December, the first time in 2022, the annual salary will be discussed with the Group CEO of LiqTech International Inc. and may or may not be adjusted.

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5.2.

The Company pays pension contributions into a pension scheme chosen by the CFO. The Company's pension contribution amounts to 10% of the annual base salary, see the section above. The CFO's own contribution amounts to 5% of the annual salary. The pension contribution is payable monthly in instalments of 1/12 on the last banking day of the month.

6.	BONUS

6.1.

Depending on the achievement of certain targets the CFO is eligible to receive an annual bonus, which is earned and paid in accordance with a separate bonus agreement entered into by the Company and the CFO in connection with the budget planning for the financial year. The bonus agreement will allow the CFO to obtain up to 50% of the current annual salary.

6.2.	The CFO will be comprised by an individually agreed share grant agreement, which allow the CFO to obtain up to 50% of the current annual salary.

7.	COMPANY CAR

7.1.

The company provides a car to the CFO and will pay for all expenses related to the company car. The tax consequences for the CFO of the private disposal facilities listed above are treated by the Company according to applicable law.

8.	OTHER EMPLOYEE BENEFITS

8.1.	The Company will, according to agreement with the CFO, make the following

(a)	mobile phone

(b)	computer

(c)	internet connection at the CFO's home address

(d)	relevant trade magazines

freely available to the CFO and will pay all reasonable and usual costs incidental thereto.

8.2.

At the Company's request, and without any compensation being offered in this respect, the CFO must in the event that he is released from his duties immediately or at a time to be determined by the Company return all employee benefits, see above.

9.	INSURANCE

9.1.	In addition to compulsory insurance, the CFO is comprised by the following:

(a)	Preventive health plan or health insurance

9.2.	A detailed description of the scheme is available from the Company's employee handbook. Any tax consequences in this respect are irrelevant to the Company.

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10.	TRAVEL AND ENTERTAINMENT EXPENSES

10.1.

The Company will make a company credit card available to the CFO for payment of the CFO's usual and reasonable travel and entertainment expenses incurred while in the service of the Company. The CFO shall regularly submit the required documentation of expenses incurred.

11.	EDUCATION AND TRAINING

11.1.

The CFO is entitled and obliged to stay up to date in terms or educalion and l1aining a11d Lu pa1licipale i11 relevant supplementary education and training programmes. The Company will, subject to agreement in each individual case, pay the costs incidental thereto.

12.	HOLIDAY

12.1.	The CFO is covered by the Holiday Act. The CFO is entitled to holiday with pay and to holiday supplements according to the Holiday Act applicable from time to time.

12.2.	The CFO is entitled to 5 five discretionary holidays per holiday year. The discretionary holidays will be granted proportionately in case of commencement of service during the holiday year.

Discretionary holidays must be taken as full days off and must be scheduled as per agreement with the Company.

Any discretionary holidays not taken cannot be transferred to the subsequent holiday year and will lapse without compensation at the end of the holiday year or on severance of service.

13.	SICKNESS

13.1.	The CFO is entitled to pay during sickness.

13.2.	In case of sickness rendering the CFO unable to perform his duties, the CFO must inform the Chairman of LiqTech Holding NS.

13.3.

The CFO is entitled to time off with pay to care for his own child under the age of 14 on the child's first full sick day. This right is conditional on the CFO not being able to make other arrangements to care for the child, including on the child's other parent not simultaneously exercising a similar right.

14.	TERMINATION

14.1.

The employment relationship may be terminated according to the notices applicable under the Salaried Employees Act, which have been mutually extended by 4 months. The Company may hence terminate the CFO's employment by giving the following notices plus 4 months to the end of a month:

(a)	Termination before the end of the fifth month: One month

(b)	Termination before the end of two years and nine months: Three months

(c)	Termination before the end of five years and eight months: Four months

(d)	Termination before the end of eight years and seven months: Five months

(e)	Termination after eight years and seven months: Six months

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14.2.	The CFO may terminate his employment by giving 3 months' notice to the end of a month.

14.3.

The Company may terminate the employment of the CFO by giving one month's notice for effective termination at the end of a month, if the CFO has received salary during sickness absence for a total of 120 days within a period of 12 consecutive months, provided notice of termination is given immediately after the expiry of the 120 sick days and while the CFO is still ill.

15.	CONFIDENTIALITY AND DUTY TO RETURN MATERIAL

15.1.

The CFO has been made aware of section 3 of the Marketing Practices Act regarding good marketing practices, which implies, among other things, that the CFO may not use knowledge of customers and special business methods in a new position, and of the Trade Secrets Act, which, among other things, contains a prohibition against unauthorised use or disclosure of trade secrets. In case of violation of these provisions, the CFO will be liable to pay an agreed penalty equivalent to three months' salary. Payment of such agreed penalty will not exempt the CFO from his obligations under the Marketing Practices Act and the Trade Secrets Act.

15.2.

The CFO must observe confidentiality with respect to any information of which the CFO becomes aware in connection with the performance of his duties as executive officer of the Company, unless, due to its nature, such information must be disclosed lo a third party. This duty of confidentiality also applies after the CFO has resigned his position with the Company.

15.3.

If the CFO resigns his position, irrespective of cause, any and all documents, material and equipment which belongs to the Company or any subsidiary, and which is in the CFO's possession, must be returned to the Company. The CFO cannot exercise any lien in any documents, material, equipment or any other items belonging to the Company.

16.	INTERNET AND USE OF E-MAIL

16.1.	For purposes of performing his duties, the CFO will have access to e-mail and internet through the Company's IT system. The CFO may use these facilities for personal purposes to a limited extent.

16.2.

The CFO's use of the IT system is registered on the Company's server, but the Company will not check the CFO's use of e-mails and internet on any regular basis. In special situations, for instance in the case of suspected abuse, for security reasons or in connection with the CFO's severance of service, the Company may, however, perform such check.

17.	INTELLECTUAL PROPERTY RIGHTS AND KNOW-HOW

17.1.

Know-how, patent rights, utility model rights, trademark rights, computer programs and the like which the CFO may contribute to conveying to the Company or develop during his employment, and which concern the Company, belong to the Company - whether or not the rights have been registered. The CFO is not entitled to separate remuneration in this respect, as this has been taken into account in the determination of the CFO's remuneration.

18.	MISCELLANEOUS

18.1.	The tax consequences for the CFO of his financial rights under the Agreement are irrelevant to the Company.

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18.2.	The CFO has an obligation to familiarise himself with the guidelines which have been laid down by the Company, and which are regularly updated, including the employee handbook.

18.3.

In connection with the employment, the Company processes a range of personal data about the CFO. The Company will generally process the data for the purpose of ensuring that the Company complies with its obligations to the CFO under this Executive Service Agreement and the legislation which the Company is required to comply with or for the purpose of documenting the employment relationship history

19.	DISPUTE RESOLUTION

19.1.	Any dispute arising out of or in connection with this Agreement must be settled in accordance with the Rules of Arbitration Procedure of the Danish Institute of Arbitration.

19.2.

Each party appoints an arbitrator. The chairman of the arbitration tribunal is appointed by the institute. If a party has not appointed an arbitrator within 30 days of having requested or received notice of arbitration, such arbitrator will be appointed by the institute in accordance with the above-referenced rules.

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20.	SIGNATURES

20.1.	This Agreement is executed in two original copies, both of which are to be signed by the parties. One of the copies is retained by the Company, while the other copy is given to the CFO.

For and on behalf of the Company

By: /s/ Sune Mathiesen

Name: Sune Mathiesen

Title: Group CEO

Date: November 23, 2021

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By: /s/ Simon Seidelin Stadil

Name: Simon Seidelin Stadil

Title:

Date: November 23, 2021

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